Exhibit h.2.g

Execution Version

Amendment
To

Sub-Transfer Agency And Shareholder Services Agreement

This Amendment To Sub-Transfer Agency And Shareholder Services Agreement, dated as of February 1, 2017 ("Amendment"), is being entered into by and among BNY Mellon Investment Servicing (US) Inc. ("BNYM"), Virtus Fund Services, LLC ("Company") and each of the "Funds", which is hereby defined to mean each of the Investment Companies and each Portfolio of each such Investment Company listed on Schedule B to the Current Agreement (as defined below).

Background

BNYM, certain of the Funds and VP Distributors, Inc., as transfer agent to the Funds, entered into the Sub-Transfer Agency And Shareholder Services Agreement as of April 15, 2011 ("Original Agreement"). VP Distributors, LLC, the surviving entity in a merger with VP Distributors, Inc. that was effective September 22, 2011, transferred all rights and obligations as transfer agent of the Funds under the Original Agreement to the Company pursuant to an Assignment and Assumption Agreement, effective as of January 1, 2013, among VP Distributors, LLC, the Company, certain of the Funds and BNYM (the Original Agreement as so assigned and amended being the "Assigned Agreement"). BNYM, the Company and the Funds subsequently entered into amendments to the Assigned Agreement, dated as of March 21, 2014, June 1, 2014, August 19, 2014, November 12, 2014, March 24, 2015, May 28, 2015, September 1, 2015, December 10, 2015 and July 27, 2016 (the Assigned Agreement as so amended being the "Current Agreement"). BNYM, the Funds and the Company wish to amend the Current Agreement in accordance with the terms of this Amendment.

Terms

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.            Modifications to Current Agreement. The Current Agreement is hereby amended by deleting Section 13(b) and replacing it in its entirety with the following:

(b)            This Agreement shall automatically renew on the final day of the Initial Term for an additional term which will continue until August 31, 2017 and thereafter the Agreement shall automatically renew on each anniversary of August 31, 2017 for a one year period (each of the automatic renewal terms being a "Renewal Term"), unless the Company, the Fund or BNYM gives written notice to each other party of its intent not to renew and such notice is received by each other party not less than sixty (60) days prior to the expiration of the then-current Renewal Term (a "Non- Renewal Notice"). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM (Eastern Time) on the last day of the Renewal Term. A Non-Renewal Notice from the Company shall constitute notice of termination of the Agreement in its entirety for the Company and all Funds and a Non-Renewal Notice from a Fund shall constitute a notice of termination of the Agreement solely with respect to the Fund providing the Non-Renewal Notice.

2.            Remainder of Current Agreement. Except as specifically modified by this Amendment, all terms and conditions of the Current Agreement shall remain in full force and effect.

3.            Governing Law. The governing law of the Current Agreement shall be the governing law of this Amendment.

4.            Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement.

5.            Facsimile Signatures; Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.		Virtus Equity Trust
Virtus Insight Trust
By:	/s/ Armando Fernandez	Virtus Opportunities Trust
Name:	Armando Fernandez	Virtus Alternative Solutions Trust
Title:	Vice President	Virtus Retirement Trust
On behalf of each Fund in its individual and separate capacity, and not on behalf of any other Fund
Virtus Fund Services, LLC

By:	/s/ George R. Aylward	By:	/s/ George R. Aylward
Name:	George R. Aylward	Name:	George R. Aylward
Title:	President	Title:	President